Exhibit 10.13
FOURTH AMENDMENT TO LEASE AGREEMENT

    THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”), made and entered into as of the 17th day of March, 2005, by and between CRESCENT BROOKDALE ASSOCIATES, LLC, a Georgia limited liability company (“Landlord”), and OUTBACK STEAKHOUSE, INC., a Delaware corporation (“Tenant”);

W I T N E S S E T H  T H AT:

    WHEREAS, Crescent Resources, Inc. (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated September 10, 1998, as amended by that certain First Amendment to Lease Agreement dated June 14, 1999 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated October 19, 2001, as further amended by that certain Addendum to Second Amendment to Lease dated October 31, 2001 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease Agreement dated December 31, 2003, as further amended by that certain Addendum to the Third Amendment to Lease Agreement dated March 24, 2004 (the “Third Amendment”) (collectively, the “Lease”), for certain premises in the building known as Corporate Center One at International Plaza and located at 2202 North Westshore, Tampa, Florida (the “Building”), consisting of 16,498 square feet of Premises Net Rentable Area is located on the third (3) floor known as Suite 380 (the “3rd Floor Space”) of the Building, 24,856 square feet of Premises Net Rentable Area is located on the fourth (4th) floor known as Suite 470 (the “4th Floor Space”) of the Building, 68,342 square feet of Premises Net Rentable Area is located on the fifth (5th) floor known as Suite 500 (the “5th Floor Space”) of the Building and 31,601 square feet of Premises Net Rentable Area is located on the sixth (6th) floor known as Suite 600 (the “Existing 6th Floor Space”) of the Building (collectively, the “Premises”);

    WHEREAS, Landlord is the successor-in-interest to Original Landlord;

    WHEREAS, Landlord and Tenant have agreed to an expansion of the Premises to include 37,139 square feet of Net Rentable Area on the sixth (6th) floor as more particularly described on Exhibit A attached hereto (the “6th Floor Additional Expansion Space”);

    WHEREAS, Tenant and Landlord have also agreed to a short-term extension of the Lease Term with respect to the 3rd Floor Space; and

    WHEREAS, Landlord and Tenant desire to evidence such expansion of the Premises and the extension of the Lease Term with respect to the 3rd Floor Space and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

    NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Grant of 6th Floor Additional Expansion Space. As of the 6th Floor Additional Expansion Space Effective Date (as defined below), Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the 6th Floor Additional Expansion Space. As of the Floor Additional Expansion Space Effective Date, the 6th Floor Additional Expansion Space shall be subject to all the terms and conditions of the Lease, as amended hereby, and all references in the Lease to the “Premises” shall be deemed to include the 6th Floor Additional Expansion Space. As of the 6th Floor Additional Expansion Space Effective Date, any space on the 6th Floor shall be deleted from the definition of First Offer Space (as defined in section 5 of the Third Amendment).

2. Terms of 6th Floor Additional Expansion. The Lease is hereby amended by adding the 6th Floor Additional Expansion Space as part of the Premises, subject to the following terms and conditions:

a.
6th Floor Additional Expansion Space Term. The 6th Floor Additional Expansion Space shall be added as part of the Premises for all purposes, except as set forth herein, effective as of the earlier to occur of: (i) sixty (60) days after the 6th Floor Additional Expansion Space Tender Date (as hereinafter defined) which is anticipated to be July 1, 2008 or (ii) the date Tenant commences beneficial occupancy of the 6 Floor Additional Expansion Space (the “6th Floor Additional Expansion Space Effective Date”) and the Lease Term with respect to the 6th Floor Additional Expansion Space shall be coterminous with that of the 4th Floor Space, the 5th Floor Space, and the Existing 6th Floor Space and shall therefore expire on March 31, 2014.

b.
6th Floor Additional Expansion Space Rent. From and after the 6th Floor Additional Expansion Space Effective Date, Base Rental with respect to the 6th Floor Additional Expansion Space only shall be as follows, which amounts shall be paid simultaneously with Tenant’s payment of Base Rental for the remaining Premises and which payments shall also be accompanied by the applicable sales tax:

	Base Rental Per
Month of	Rentable Square	Annual	Monthly
Lease Term	Foot	Base Rental	Base Rental

6th Floor Additional	$26.79	N/A	$82,912.82
Expansion Space
Effective Date -
12/31/08
1/01/09 - 12/31/09	$27.46	$1,019,836.90	$84,986.41
1/01/10 - 12/31/10	$28.15	$1,045,462.80	$87,121.90
1/01/11 - 12/31/11	$28.85	$1,071,460.10	$89,288.34
1/01/12 - 12/31/12	$29.57	$1,098,200.20	$91,516.68
1/01/13 - 12/31/13	$30.31	$1,125,683.00	$93,806.92

1/01/14 - 03/31/14	$31.07	$288,477.18 (3 months)	$96,159.06

c.
6th Floor Additional Expansion Space Basic Costs. As of the 6th Floor Additional Expansion Space Effective Date and continuing thereafter through March 31, 2014, Tenant shall pay all Additional Rent and any other sums due and payable under the Lease for the 6th Floor Additional Expansion Space, including, without limitation, Tenant’s Proportionate Share of Basic Costs in accordance with Paragraph 7 of the Lease, except that as of the 6th Floor Additional Expansion Space Effective Date, the Basic Costs Expense Stop and the Real Estate Tax Expense Stop for the 6th Floor Additional Expansion Space only shall be the actual Basic Costs and Real Estate Taxes incurred during calendar year 2005. Tenant’s payment of Excess Basic Costs for the 6th Floor Additional Expansion Space as provided in Paragraph 7 of the Lease shall commence in calendar year 2008 and shall be prorated for the calendar year commencing on the 6th Floor Additional Expansion Space Effective Date. Tenant acknowledges that the Premises Electrical Expense Stop is seventy cents ($0.70) per square foot of Net Rentable Area is a component of the Basic Costs Expense Stop and that Tenant is obligated to pay electrical expenses exceeding the Premises Electrical Expense Stop pursuant to Paragraph 14 of the Lease. The Basic Costs Expense Stop, including the Real Estate Tax Expense Stop, for the Premises, excluding the 6th Floor Additional Expansion Space, shall remain as set forth in the Lease.

d.
6th Floor Additional Expansion Space Improvements. As of the 6th Floor Additional Expansion Space Tender Date, Tenant hereby accepts the 6th Floor Additional Expansion Space “AS IS” and acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the 6th Floor Additional Expansion Space or make any alterations or additions thereto. Notwithstanding the foregoing, Landlord agrees to provide Tenant with a tenant improvement allowance of Eighteen and 00/100 Dollars ($18.00) per square foot of Net Rentable Area of the 6th Floor Additional Expansion Space (i.e., $18.00 x 37,139 rsf = $668,502.00) (the “6th Floor Additional Space Allowance”) to use towards the costs of Tenant’s improvements to the 6th Floor Additional Expansion Space hereunder, which Floor Additional Space Allowance shall be paid within thirty (30) days of the 6th Floor Additional Expansion Space Effective Date. Any construction performed by Tenant under this Amendment shall be performed in accordance with Exhibit B attached hereto and incorporated herein by this reference. Any Excess Costs (as defined in Paragraph 9 of the Lease) with respect to construction of the tenant improvements to the 6th Floor Additional Expansion Space shall be the sole responsibility of Tenant.

e.
Early Access to 6th Floor Additional Expansion Space. Landlord shall deliver possession of the 6th Floor Additional Expansion Space to Tenant on or after May 1, 2008, to allow Tenant to construct its improvements to the 6th Floor Additional Expansion Space so long as Tenant’s early occupancy does not interfere with Landlord, the Building or other tenants in the Building. The date that Landlord actually tenders such space to the Tenant is referred to herein as the “6th Floor Additional Expansion Space Tender Date”. Tenant’s early possession of the 6th Floor Additional Expansion Space shall be upon all of the terms and conditions of the Lease, except Tenant shall pay no rent with respect to such early possession period until the 6th Floor Additional Expansion Space Effective Date.

3. Extension of Lease Term for 3 Floor Space. The Lease Term of the Lease for the 3rd Floor Space only is hereby extended for a period of seven (7) months commencing on December 1, 2007 (the “3rd Floor Space Extension Effective Date”) and expiring on the later of (i) June 30, 2008 or (ii) the day immediately preceding the 6th Floor Additional Expansion Space Effective Date (the “3rd Floor Space Extension Term”). Tenant shall remain subject to all terms and conditions of the Lease, as amended hereby, during the 3rd Floor Space Extension Term.

a.
3rd Floor Space Rent. From and after the 3rd Floor Space Extension Effective Date, Base Rental with respect to the 3rd Floor Space only shall be as follows, and which payments shall also be accompanied by the applicable sales tax:

	Base Rental Per	Monthly
Month of Lease Term	Rentable Square Foot	Base Rental

12/01/07 - 6/30/08*	$26.00	$35,745.67

*Assuming June 30, 2008 is the last day of the 3rd Floor Space Extension Term

b.
Basic Costs. During the 3rd Floor Space Extension Term, Tenant shall continue to pay all Additional Rent and any other sums due and payable under the Lease for the 3rd Floor Space, including, without limitation, Tenant’s Proportionate Share of Basic Costs in accordance with Paragraph 7 of the Lease.

c.
Acceptance of 3rd Floor Space. Tenant hereby acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the 3rd Floor Space or make any alterations or additions thereto, and Landlord shall have no obligation to provide any tenant improvement allowance, rent abatement, credit, set-off, or other concession to Tenant with respect to the extension of the Lease Term for the 3rd Floor Space.

d.
3rd Floor Space Second Extension Term. Paragraph 4.d. of the Third Amendment is hereby revised to provide that the 3rd Floor Space Second Extension Term shall commence July 1, 2008 (assuming June 30, 2008 is the last day of the 3rd Floor Space Extension Term) and that Tenant shall exercise such 3rd Floor Space Extension Option by written notice to Landlord given no later than September 30, 2007. All of the other terms and conditions of the 3rd Floor Space Extension Option shall remain the same.

4.  Contingency. Notwithstanding any terms herein to the contrary, the parties’ rights and obligations hereunder as they pertain to the 6th Floor Additional Expansion Space are contingent upon Landlord entering into an amendment with Intuit Inc. (“Intuit”) whereby Intuit will lease the 6th Floor Additional Expansion Space through April 30, 2008. If such amendment is not executed on or before March 21, 2005, then the parties’ rights and obligations hereunder with respect to the 6th Floor Additional Expansion Space only shall be null and void and of no further force or effect.

5. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Crescent Resources, LLC who represented Landlord and CLW Real Estate Services Group, Inc. who represented Tenant in the negotiating or making of this Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys’ fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building, the Premises, the 6th Floor Additional Expansion Space, or the extension of the Lease Term for the 3rd Floor Space or claiming to have caused Tenant to enter into this Amendment.

6. Ratification of Lease. Tenant hereby affirms that as of the date hereof the Lease is in full force and effect, that the Lease has not been modified or amended (except as provided in this Amendment) and that all of Landlord’s obligations accrued to date have been performed. Tenant hereby ratifies the provisions of the Lease on behalf of itself and its successors and assigns and agrees to attorn and be bound to Landlord and its successors and assigns as to all of the terms, covenants and conditions of the Lease as amended hereby. Tenant further agrees to fulfill all of its obligations under the Lease as amended hereby to Landlord throughout the remainder of the Lease Term.

7. No Defaults. Tenant hereby agrees that there are, as of the date hereof regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

8. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

9. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

10. Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

    EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

[Remainder of Page Intentionally Blank]

    IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

LANDLORD:

Signed, sealed and delivered		CRESCENT BROOKDALE
in the presence of:		ASSOCIATES, LLC,a Georgia
limited liability company

Print Name:		By:	/s/ Fred H. Henritze

/s/ Mary Ganz		Name:	Fred H. Henritze

Print Name:	Mary Ganz	Title:	Executive Vice President

TENANT:

Signed, sealed and delivered		OUTBACK STEAKHOUSE, INC.,
in the presence of:		a Delaware corporation

/s/ Chris Olson

Print Name:	Chris Olson	By:	/s/ A. William Allen, III

/s/ Shannon Harding		Name:	A. William Allen, III

Print Name:	Shannon Harding	Title:	Chief Executive Officer